EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Senomyx, Inc. for the registration of $7,500,000 of its securities and to the incorporation by reference therein of our report dated February 14, 2005, with respect to the financial statements of Senomyx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
November 2, 2005